FOR IMMEDIATE RELEASE                                          CONTACT:

Valhi, Inc.                                                    Bobby D. O'Brien
Three Lincoln Centre                                           Vice President
5430 LBJ Freeway, Suite 1700                                   (972) 233-1700
Dallas, Texas  75240-2697
(972) 233-1700

                       VALHI REPORTS FIRST QUARTER RESULTS


     DALLAS, TEXAS . . May 1, 2003. Valhi, Inc. (NYSE: VHI) reported income before cumulative effect of a change in accounting principle of $1.6 million, or $.01 per diluted share, in the first quarter of 2003 compared to a loss of $3.7 million, or $.03 per diluted share, in the first quarter of 2002. Excluding the effect of the items summarized in the accompanying table, the Company would have reported income before cumulative effect of change in accounting principle of $.01 per diluted share in the first quarter of 2003 compared to nil per share in the first quarter of 2002.

     Chemicals sales and operating income increased in the first quarter of 2003 compared to the first quarter of 2002 due primarily to higher average selling prices for titanium dioxide pigments ("TiO2") and higher TiO2 sales and production volumes, partially offset by higher operating costs (particularly for energy). Excluding the effect of fluctuations in the value of the U.S. dollar relative to other currencies, NL's average TiO2 selling prices in billing currencies in the first quarter of 2003 were 6% higher than the first quarter of 2002. Expressed in U.S. dollars computed using actual foreign currency exchange rates prevailing during the periods, NL's average TiO2 selling prices in the first quarter of 2003 were 18% higher than the first quarter of 2002. NL's TiO2 sales volumes in the first quarter of 2003, a first quarter record for NL, increased 5% compared to the first quarter of 2002. NL's TiO2 production volumes in the first quarter of 2003, an all-time record for NL for any quarter, were 11% higher than the first quarter of 2002.

     NL's average Ti02 selling prices in billing currencies increased 1% in the first quarter of 2003 compared to the fourth quarter of 2002 (6% increase including the effect of fluctuations in foreign currency exchange rates). NL currently expects its full-year 2003 TiO2 sales volumes will increase slightly compared to 2002, with average selling prices higher in 2003 compared to 2002. Overall, NL currently expects its TiO2 operating income in 2003 will be higher than 2002, reflecting the improvement in pricing and volumes. However, NL remains cautious about the outlook for the second half of 2003, as there remains a high degree of uncertainty concerning worldwide economic conditions.

     Component products sales were slightly higher in the first quarter of 2003 compared to the same quarter in 2002 due primarily to the favorable effect of fluctuations in the value of the U.S. dollar relative to the euro. Despite the increase in sales, component products operating income declined in the first quarter of 2003 as compared to the same quarter in 2002 due to the unfavorable effect of fluctuations in the value of the U.S. dollar relative to the Canadian dollar, relative changes in product mix and costs associated with the consolidation of its two Canadian facilities into one facility. Waste management sales declined due to continued weak demand for waste management services, but the operating loss in the first quarter of 2003 was comparable to the first quarter of 2002 due to the effect of continued emphasis on cost controls.

     TIMET reported lower sales, and a higher operating loss, in the first quarter of 2003 compared to the first quarter of 2002. During the first quarter of 2003, TIMET's sales volumes for mill products decreased 14% compared to the first quarter of 2002, while volumes for melted products increased 53%. TIMET's average selling prices in billing currencies for mill products in the first quarter of 2003 were 6% lower than the first quarter of 2002, and selling prices for melted products declined 12%. Expressed in U.S. dollars computed using actual foreign currency exchange rates prevailing during the periods, TIMET's average selling prices for mill products decreased 1% in the first quarter of 2003 compared to the first quarter of 2002. Substantially all of TIMET's melted products are sold in U.S. dollars. TIMET continues to work on reducing its costs in all areas, as well as lowering its inventories and improving its margins. The Company's equity in losses of TIMET in the first quarter of 2002 includes $10.6 million related to TIMET's previously-reported impairment charge for an other than temporary decline in value of certain preferred securities held by TIMET.

     General corporate expenses were higher in the first quarter of 2003 compared to the first quarter of 2002 due primarily to higher environmental remediation expenses of NL. The legal settlement gains in the first quarter of 2002 related to legal settlements with certain of NL's former insurance carriers, and securities transactions gains in both periods relate to the disposal of certain marketable securities. The cumulative effect of the change in accounting principle in the first quarter of 2003 relates to the Company's adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, effective January 1, 2003. Such change in accounting relates principally to accounting for closure and post-closure obligations at the Company's waste management operations.

     The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties. Among the factors that could cause actual future results to differ materially include, but are not limited to;

o    Future supply and demand for the Company's products,
o The extent of the dependence of certain of the Company's businesses on certain market sectors,
o    The cyclicality of certain of the Company's businesses,
o The impact of certain long-term contracts on certain of the Company's businesses,
o    Customer inventory levels,
o    Changes in raw material and other operating costs,
o    The possibility of labor disruptions,
o    General global economic and political conditions,
o    Competitive products and substitute products,
o    Customer and competitor strategies,
o    The impact of pricing and production decisions,
o    Competitive technology positions,
o    The introduction of trade barriers,
o    Fluctuations in currency exchange rates,
o    Operating interruptions,
o    Recoveries from insurance claims and the timing thereof,
o    Potential difficulties in integrating completed acquisitions,
o    Uncertainties associated with new product development,

o    The ultimate outcome of income tax audits,
o    Environmental matters,
o    Government laws and regulations and possible changes therein, and
o    The  ultimate   resolution  of  pending   litigation  and  possible  future
     litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of new information, future events or otherwise.

     Valhi, Inc. is engaged in the titanium dioxide pigments, component products (ergonomic computer support systems, precision ball bearing slides and security products), titanium metals products and waste management industries.

     In an effort to provide investors with additional information regarding the Company's results of operations as determined by accounting principles generally accepted in the United States of America ("GAAP"), the Company has disclosed certain non-GAAP information which the Company believes may provide useful information to investors:

o The Company discloses percentage changes in its average TiO2 and mill product selling prices in billing currencies (which excludes the effects of foreign currency translation), so that such changes can be analyzed without the impact of changes in foreign currency exchange rates, thereby facilitating period-to-period comparisons. Generally, when the U.S. dollar either strengthens or weakens against other currencies, the percentage change in average selling prices in billing currencies will be higher or lower, respectively, than such percentage changes would be using actual exchange rates prevailing during the respective periods.



                                    * * * * *

                          VALHI, INC. AND SUBSIDIARIES

                              SUMMARY OF OPERATIONS

                                   (Unaudited)

                     Quarters ended March 31, 2002 and 2003
                    (In millions, except earnings per share)

                                                               2002       2003
                                                               ----       ----

Net sales
  Chemicals ..............................................   $ 202.4    $ 253.0
  Component products .....................................      48.5       51.0
  Waste management .......................................       2.8        1.4
                                                             -------    -------

                                                             $ 253.7    $ 305.4

Operating income
  Chemicals ..............................................   $  19.3    $  30.7
  Component products .....................................       2.1        1.3
  Waste management .......................................      (2.0)      (2.0)
                                                             -------    -------

    Total operating income ...............................      19.4       30.0

Equity in:
  TIMET ..................................................     (11.8)      (2.8)
  Other ..................................................        .3         .7

General corporate items, net
  Interest and dividend income ...........................       8.5        8.3
  Securities transaction gains, net ......................       1.9         .3
  Legal settlement gains, net ............................       1.9       --
  Expenses, net ..........................................     (11.5)     (17.1)
Interest expense .........................................     (14.4)     (14.4)
                                                             -------    -------

    Income (loss) before income taxes ....................      (5.7)       5.0

Provision for income taxes (benefit) .....................      (1.2)       2.0

Minority interest in after-tax earnings (losses) .........       (.8)       1.4
                                                             -------    -------

    Income (loss) before cumulative effect of change
     in accounting principle .............................      (3.7)       1.6

Cumulative effect of change in accounting principle ......      --           .6
                                                             -------    -------

    Net income (loss) ....................................   $  (3.7)   $   2.2
                                                             =======    =======

Basic and diluted earnings (loss) per share:
  Income (loss) before cumulative effect
   of change in accounting principle .....................   $  (.03)   $   .01
  Cumulative effect of change in accounting principle ....      --          .01
                                                             -------    -------

    Net income (loss) ....................................   $  (.03)   $   .02
                                                             =======    =======

Shares used in calculation of per share amounts
  Basic earnings .........................................     115.2      118.3
                                                             =======    =======

  Diluted earnings .......................................     115.2      118.4
                                                             =======    =======

                          VALHI, INC. AND SUBSIDIARIES

      COMPONENTS OF INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
                  PRINCIPLE - DILUTED EARNINGS (LOSS) PER SHARE

                                   (Unaudited)


     The Company believes the analysis presented in the following table is useful in obtaining an understanding of the comparability of the Company's results of operations for the periods presented.

                                                            Three months ended
                                                                 March 31,
                                                            2002           2003
                                                            ----           ----

Legal settlement gains, net (1) ...................          $.01           $--

Equity in earnings of TIMET -
 impairment provision (2) .........................          (.05)           --

Securities transactions, net ......................           .01            --

Other, net ........................................           --             .01
                                                             ----           ----

                                                             $(.03)         $.01
                                                             ====           ====

(1) Settlements NL reached with certain of its principal former insurance carriers.

(2) TIMET's provision for an other than temporary decline in value of the convertible preferred securities of Special Metals Corporation held by TIMET.